Exhibit 99.1
China Armco Metals Reports Financial Results for the Full Year of 2008

SAN MATEO, CA--(MARKET WIRE)--March 26, 2009 -- China Armco Metals, Inc. (OTC BB CNAM - News),  a distributor of imported metal ore and a growing scrap metal recycler, today announced the Company's financial results for the year ended December 31, 2008.

Financial Highlights

- Revenue for the full year of 2008 of $55.4 million - Earnings Per Diluted Share of $0.44 for the full year of 2008

Full Year Financial Results

For the full year of 2008 China Armco generated revenues of $55.4 million as compared to revenue of $75.3 million for the same period 2007.  The performance for the full year of 2008 was negatively affected by a sharp decline in the prices of metals in the second half of the year in the Company’s metal distribution business.

Cost of goods sold for the full year of 2008 were $51.2 million, a decrease of $17.6 million compared to the full year of 2007.  Gross margins were 7.5% for the year ended December 31 30, 2008 versus gross margins of 8.6% in 2007.  The decrease in margins was attributable to higher shipping costs in comparison to the price of metals in the second half of the year. The company derives profits from sales of several types of ore.  Each type of ore has a target gross margin and when [combined] produces a blended gross profit margin for the Company.

Operating expenses for the full year of 2008 were $1,250,804 as compared to $1,016,129 for the same period in 2007.  The increase is a result of expanded sales operations and additional costs related to increases in staff and construction of its metal recycling facility and costs associated with the Company’s efforts as a US-listed public company.

Income taxes were $787,759 for the year ended December 31, 2008 as compared to $0 for the full year of 2007. The Company’s China operations are subject to a statutory tax rate of 17.5% and its Hong Kong distribution operations are subject to Hong Kong SAR income taxes as of January 1, 2008.

For the year ended December 31, 2008 net income was $3.3 million as compared to $5.4 million in 2007.  On a diluted basis, earnings per share for the full year of 2008 were $0.44 per share based on 7.5 million weighted average common shares outstanding.

Balance Sheet Highlights

At December 31, 2008, total assets were $28.8 million, an increase of over 191% from the $9.9 million at December 31, 2007. This increase was partially attributable to the $7.4 million raised through a private placement of our common stock in July and August of 2008.  Substantially all of the net proceeds from the offering will be used to expand the Company's operations into scrap metal production through the construction of a new facility in China. The increased capital will also be used to expand its metals distribution operations. At December 31, 2008, shareholder equity was $15.3 million and total current assets were $24.2 million with working capital of approximately $10.7 million.

Commenting on this financial performance for 2008, Kexuan Yao, China Armco’s Chairman and CEO stated, “Commodities and metal production experienced a dramatic slowdown across all sectors which peaked in the fourth quarter of 2008.These declines impacted our ability to maintain and grow our revenues in that period.  The costs of shipping ores as compared to the price of shipments increased dramatically, having a strong negative impact on operating margins, especially in the fourth quarter.  Though we were not immune from this downturn and results were below our earlier expectations, we are encouraged by improvements in a number of metal prices in the first few months of 2009.  We intend to work diligently to keep our cost structure low enough to weather this economic downturn and position the company for growth as metal markets rebound.  We remain committed to entering a new market segment in steel recycling where there is a huge void in production capabilities and strong governmental support for the recycling metals industry in China”.

About China Armco Metals, Inc.

China Armco Metals, Inc. is engaged in the sale and distribution of metal ore and non-ferrous metals throughout the PRC and has entered the recycling business with the Company’s acquisition of 22 acre of land to for the construction and operation of a 1-million ton per year shredder and recycler of metals.  The Company maintains customers throughout China which include the fastest growing steel producing mills and foundries in the PRC. Raw materials are supplied from global suppliers in India, Hong Kong, Nigeria, Brazil, Turkey, the Philippines and Libya. The Company's product lines include ferrous and non-ferrous ore; iron ore, chrome ore, nickel ore, copper ore, manganese ore and steel billet. Beginning in the second quarter 2009, the Company expects to begin operations in its steel recycling and scrap metal supply. The recycling facility is expected to be capable of recycling one million metric tons of scrap metal per year which will position the Company as one of the top 10 largest recyclers of scrap metal in China. ARMCO estimates the recycled metal market as 70 million metric tons.

Safe Harbor Statement

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, China Armco Metals, Inc., is hereby providing cautionary statements identifying important factors that could cause our actual results to differ materially from those projected in forward-looking statements (as defined in such act). Any statements that are not historical facts and that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, indicated through the use of words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "intends," "plans," "believes" and "projects") may be forward-looking and may involve estimates and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. These statements include, but are not limited to, our guidance and expectations regarding revenues, net income and earnings. In addition, any such statements are qualified in their entirety by reference to, and are accompanied by, the following key factors that have a direct bearing on our results of operations:

We caution that the factors described herein could cause actual results to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. This press release is qualified in its entirety by the cautionary statements and risk factor disclosure contained in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the year ended December 31, 2008.

Contact:

Gary Liu
U.S. Representative
954.363.7333 ext. 318